Exhibit 23.3

October 11, 2001


CBRL Group, Inc.
106 Castle Heights North
Lebanon, Tennessee


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of CBRL Group, Inc.and subsidiaries for the periods ended October 27, 2000, January 26, 2001, and April 27, 2001, as indicated in our reports dated December 7, 2000, March 8, 2001, and June 4, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Report on Form 10-Q for the quarters ended October 27, 2000, January 26, 2001, and April 27, 2001, are incorporated by reference in this Registration Statement on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Nashville, Tennessee